EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports Third Quarter Results

Sales increase 8% with adjusted E.P.S. up 36% to $0.83

ALPHARETTA, GEORGIA — November 4, 2014 — Neenah Paper, Inc. (NYSE:NP) today reported 2014 third quarter results.

Third Quarter Highlights

•                  Record third quarter results for sales, operating income and earnings per share.

•                  Consolidated sales increased 8 percent with operating income up 35 percent.

•                  Annual maintenance downs completed at all mills except for German filtration facility.

•                  Successfully integrating Crane Technical Materials business acquired July 1, 2014.

•                  Earnings per diluted common share grow 18 percent, from $0.68 to $0.80, and adjusted earnings increase 36 percent, from $0.61 to $0.83. Adjusted earnings in 2014 exclude costs of $0.03 per share for Technical Products restructuring/integration activities and exclude a net benefit in 2013 of $0.07 per share, primarily from one-time state tax credits.

•                  Free cash flow (cash from operations less capital spending) of $15 million.

“Adjusted earnings” is a non-GAAP measure and used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Our businesses continue to perform well, delivering double-digit earnings growth even after adjusting for acquisitions and timing of downs. Results were led by gains in filtration, technical specialties and premium fine paper brands,” said John O’Donnell, Chief Executive Officer. “The acquisition integration is going very well and is providing new opportunities to grow in filtration, as well as in other attractive niche markets.  With solid cash flows and a strong balance sheet, we remain well-positioned to act on high-returning organic investments and value-adding acquisitions, while continuing to increase cash returns to shareholders through an attractive dividend.”

Quarterly Consolidated Results

Income Statement

Net sales of $230.6 million in the third quarter of 2014 grew 8 percent compared with $214.1 million in the third quarter of 2013. In addition to the Crane Technical Materials acquisition, sales growth in 2014 resulted from increased Technical Products volumes, as well as a higher value mix and increased selling prices in both segments.

Consolidated selling, general and administrative (SG&A) expense of $19.8 million in the third quarter of 2014 was flat compared with the prior year.

Operating income of $22.1 million in the third quarter of 2014 grew 35 percent compared with $16.4 million in the third quarter of 2013. Higher income resulted from top-line growth, manufacturing efficiencies and lower expenses that more than offset higher input costs and integration/restructuring expense.

Net interest expense of $2.7 million in the third quarter of 2014 compared with $2.6 million in the third quarter of 2013.

The effective income tax rate of 30 percent in the third quarter of 2014 compared with 17 percent in the third quarter of 2013. The lower rate in 2013 was primarily due to recognition of $1.4 million for a one-time state tax credit.

Cash Flow and Balance Sheet

Cash provided from operations in the third quarter of 2014 was $20.7 million compared with $34.5 million in the third quarter of 2013. In the third quarter of 2014, changes in working capital provided less cash than in the prior year due in part to differences in timing of annual maintenance downs.

Capital spending of $6.1 million in the third quarter of 2014 compared with $10.7 million in the prior year period. Lower spending in 2014 is partly due to timing of maintenance downs, which will result in higher spending in the fourth quarter. Full year spending in 2014 is projected to be approximately $30 million.

Debt as of September 30, 2014 was $186.4 million compared to $193.5 million as of June 30, 2014 and compared with $211.9 million as of December 31, 2013. Cash and equivalents as of September 30, 2014 were $24.0 million, compared with $92.3 million as of June 30, 2014 and $73.4 million as of December 31, 2013. The reduction in cash in the third quarter of 2014 was primarily due to cash used for the purchase of Crane Technical Materials.

Quarterly Segment Results

Technical Products net sales of $121.5 million in the third quarter of 2014 increased 16 percent compared with prior year sales of $104.4 million. The growth in sales resulted from increased volumes (including the acquisition), a higher value product mix, and increased selling prices. Excluding the acquisition, sales increased 5 percent, with 2 percent volume growth and 3 percent net price improvement. Revenue gains were led by filtration (up 9 percent net of acquisition) and specialties (up 6 percent).

Third quarter operating income for Technical Products of $10.0 million in 2014 increased 49 percent compared with $6.7 million in the third quarter of 2013. Operating income included approximately $1.1 million for restructuring/integration costs in 2014 and $0.2 million in 2013.

Increased income in 2014 resulted primarily from higher volumes, a more profitable mix and increased selling prices. In addition, manufacturing costs benefitted from timing of the annual filtration maintenance down, scheduled in the fourth quarter of 2014 compared with the third quarter of 2013.

Fine Paper net sales were $101.4 million in the third quarter of 2014, down one percent compared with $102.6 million in the prior year. Sales in 2014 reflected a two percent decrease in volume that was partly offset by increased selling prices and a higher value mix that reflected strong growth in core premium brands.

Operating income of $15.2 million in the third quarter of 2014 increased 14 percent compared with $13.3 million in the prior year. The higher income in 2014 resulted from improved manufacturing efficiencies, a higher value mix and increased selling prices that were partly offset by higher input costs.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs in the third quarter of 2014 were $3.2 million compared with $3.9 million in prior year period. The reduction in costs in 2014 resulted primarily from differences in timing of expenses. Sales of Other non-premium paper grades were $7.7 million in 2014, with operating income of $0.1 million, and compared with 2013 sales of $7.1 million and operating income of $0.3 million.

Year to Date

Year-to-date consolidated net sales of $686.1 million in 2014 increased 7 percent compared with $639.6 million in 2013. Technical Products revenues grew 12 percent, with volume growth across all product groups, inclusion of the Crane acquisition and favorable currency translation. Fine Paper sales were up 2 percent through the first nine months, due to increased volumes and higher net selling prices.

Operating income of $71.0 million in 2014 increased 16 percent compared with $61.2 million in 2013 as a result of higher sales, improved manufacturing efficiencies, and lower SG&A and other expenses. These items more than offset approximately $6 million of higher input costs, with more than half of this due to a spike in Fine Paper natural gas costs in the first quarter of 2014.

Net income from continuing operations was $41.8 million in 2014 compared with $36.3 million in 2013, with the increase primarily a result of higher operating income. Year to date earnings per diluted common share of $2.45 increased 12 percent from $2.18 in

2013. After excluding adjusting items noted in the non-GAAP table later in this release, adjusted earnings per share increased 18 percent, from $2.15 in 2013 to $2.53 in 2014.

Cash provided by operating activities of $72.6 million for the nine months ended September 30, 2014 was $8.1 million higher than the prior year period.  The increase was primarily due to higher earnings and improved working capital efficiencies.

Year-to-date capital spending of $15.2 million compared with $20.4 million in the prior year.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	Third Quarter		YTD
$ millions	2014	2013	2014	2013

GAAP Operating Income	$22.1	$16.4	$71.0	$61.2
Integration/Restructuring Costs	0.9	0.4	1.9	0.6
Pension Settlement Charge	—	—	—	0.2
Early Extinguishment of Debt	—	—	—	0.5
Adjusted Operating Income	$23.0	$16.8	$72.9	$62.5

GAAP Income	$13.6	$11.4	$41.8	$36.3
Integration/Restructuring Costs	0.6	0.2	1.3	0.4
Pension Settlement Charge	—	—	—	0.1
Early Extinguishment of Debt	—	—	—	0.3
R&D Tax Credit	—	(1.4)	—	(1.4)
Adjusted Income	$14.2	$10.2	$43.1	$35.7

GAAP Earnings per Diluted Common Share	$0.80	$0.68	$2.45	$2.18
Integration/Restructuring Costs	0.03	0.01	0.08	0.02
Pension Settlement Charge	—	—	—	0.01
Early Extinguishment of Debt	—	—	—	0.02
R&D Tax Credit	—	(0.08)	—	(0.08)
Adjusted Earnings per Share	$0.83	$0.61	$2.53	$2.15

Diluted Shares	16,913	16,469	16,831	16,338

Discontinued Operations

With the sale of the Company’s remaining pulp operations in 2010, there are no discontinued operations. In 2013, the Company recorded income of $2.6 million resulting from a refund for excess payments made in previous years to the pension plan of the Company’s former Canadian pulp operations.

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, November 5, 2014

Time: 9:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 24059228

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until December 4, 2014 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 24059228.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, CRANEMAT™, CRANEGLAS™, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Sales	$230.6	$214.1	$686.1	$639.6
Cost of products sold	187.8	177.0	552.7	516.2
Gross Profit	42.8	37.1	133.4	123.4
Selling, general and administrative expenses	19.8	19.8	60.1	60.0
Unusual items (1) (2)	0.9	0.4	1.9	1.3
Other expense - net	—	0.5	0.4	0.9
Operating Income	22.1	16.4	71.0	61.2
Interest expense-net	2.7	2.6	8.4	8.3
Income From Continuing Operations Before Income Taxes	19.4	13.8	62.6	52.9
Provision for income taxes	5.8	2.4	20.8	16.6
Income From Continuing Operations	13.6	11.4	41.8	36.3
Income from discontinued operations, net of income taxes	—	—	—	2.6
Net Income	$13.6	$11.4	$41.8	$38.9

Earnings Per Common Share:
Basic
Continuing Operations	$0.81	$0.69	$2.49	$2.22
Discontinued Operations	—	—	—	0.16
	$0.81	$0.69	$2.49	$2.38

Diluted
Continuing Operations	$0.80	$0.68	$2.45	$2.18
Discontinued Operations	—	—	—	0.16
	$0.80	$0.68	$2.45	$2.34

Weighted Average Common
Shares Outstanding (000s)
Basic	16,627	16,089	16,543	16,016

Diluted	16,913	16,469	16,831	16,338

(1) Results for the three months ended September 30, 2014, include integration/restructuring costs of $0.9 million. Results for the three months ended September 30, 2013, include integration costs of $0.4 million.

(2) Results for the nine months ended September 30, 2014, include integration/restructuring costs of $1.9 million. Results for the nine months ended September 30, 2013, include integration costs of $0.6 million, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Sales:
Technical Products	$121.5	$104.4	$355.9	$317.2
Fine Paper	101.4	102.6	309.5	302.0
Other	7.7	7.1	20.7	20.4
Consolidated	$230.6	$214.1	$686.1	$639.6

Operating Income:
Technical Products	$10.0	$6.7	$36.9	$28.3
Fine Paper	15.2	13.3	45.8	45.1
Other	0.1	0.3	(0.2)	—
Unallocated corporate costs	(3.2)	(3.9)	(11.5)	(12.2)
Consolidated	$22.1	$16.4	$71.0	$61.2

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$24.0	$73.4
Accounts receivable - net	107.7	90.5
Inventories	109.0	101.1
Deferred income taxes	18.4	22.8
Prepaid and other current assets	14.4	17.6
Total current assets	273.5	305.4
Property, plant and equipment - net	267.8	261.7
Deferred income taxes	3.8	13.3
Goodwill and other intangibles - net	113.2	81.6
Other non-current assets	15.9	13.9
Total assets	$674.2	$675.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.4	$21.4
Accounts payable	49.4	36.4
Accrued expenses	50.1	45.8
Total current liabilities	100.9	103.6
Long-term debt	185.0	190.5
Deferred income taxes	14.7	15.6
Non-current employee benefits	79.4	97.7
Other noncurrent obligations	0.9	1.0
Total liabilities	380.9	408.4
Stockholders’ equity	293.3	267.5
Total liabilities and stockholders’ equity	$674.2	$675.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net income	$41.8	$38.9
Depreciation and amortization	22.4	21.8
Stock-based compensation	4.1	4.0
Excess tax benefit from stock-based compensation	(3.0)	(0.4)
Deferred income tax provision	18.0	13.7
Inventory acquired in acquisitions	—	(1.8)
SERP payments, net of settlement charge	—	(0.2)
Loss on retirement of bonds	—	0.5
Non-cash effects of changes in FIN 48 accruals	(2.3)	(0.2)
Decrease (increase) in working capital	2.2	(5.3)
Pension and other postretirement benefits	(10.4)	(5.9)
Other	(0.2)	(0.6)
Net cash provided by operating activities	72.6	64.5
Investing Activities
Capital expenditures	(15.2)	(20.4)
Purchase of Crane Technical Materials	(72.4)	—
Purchase of brands	—	(5.2)
Purchase of equity investment	(2.9)	—
Purchase of marketable securities	(0.4)	—
Other	(0.1)	0.8
Cash used in investing activities	(91.0)	(24.8)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	6.5	215.5
Repayment of debt	(30.6)	(208.5)
Proceeds from exercise of stock options	3.5	2.4
Shares purchased	(0.5)	(0.7)
Cash dividends paid	(12.6)	(8.2)
Excess tax benefit from stock-based compensation	3.0	(0.1)
Cash (used in) provided by financing activities	(30.7)	0.4
Effect of exchange rates on cash and cash equivalents	(0.3)	0.3
Net increase in cash and cash equivalents	$(49.4)	$40.4